Filing under Rule 424(b)(3) Registration File No. 333-77569

Pricing Supplement No. 4
Dated January 30, 2001
(to Prospectus dated August 3,
2000 and Prospectus Supplement
dated September 7, 2000)

Merck & Co., Inc.
Medium-Term Notes, Series D
Floating Rate Notes

Principal Amount	$26,000,000

Trade Date:	January 30, 2001

Settlement Date (Original Issue Date):	February 6, 2001

Stated Maturity:	February 6, 2041

Interest Rate Basis:	3-month LIBOR

Spread:	Minus 45 basis points

Initial Interest Rate:	3-month LIBOR, determined as if the original issue date were an interest reset date, minus the spread

Interest Reset Dates:	The 6th day of February, May, August and November of each year

Interest Payment Dates:	The 6th day of February, May, August and November of each year, commencing May 6, 2001

Issue Price:	100.00% of the principal amount

Underwriter's Discount:	1.00% of the principal amount

Net Proceeds to Merck:	99.00% of the principal amount

Calculation Agent:	U.S. Bank Trust National Association

CUSIP:	58933N AQ 2

Optional Repayment Dates:	The notes will be repaid at the option of the holder on the optional repayment dates (subject to prior notice) and at the repayment prices as shown below:

Optional Repayment Dates	Repayment Price

February 6, 2011	99.00%

February 6, 2014	99.25%

February 6, 2017	99.50%

February 6, 2020	99.75%

February 6, 2023 and February 6 of each third year thereafter until maturity	100.00%

Underwriter:	Morgan Stanley & Co. Incorporated

MORGAN STANLEY DEAN WITTER